Exhibit 5.1

140 Scott Drive

Menlo Park, California 94025

Tel: +650.328.4600 Fax: +650.463.2600 www.lw.com

FIRM / AFFILIATE OFFICES

	Barcelona	New Jersey

	Brussels	New York

	Chicago	Northern Virginia

	Frankfurt	Orange County

	Hamburg	Paris

	Hong Kong	San Diego

July 30, 2008	London	San Francisco

	Los Angeles	Shanghai

	Madrid	Silicon Valley

	Milan	Singapore

CV Therapeutics, Inc.	Moscow	Tokyo

3172 Porter Drive	Munich	Washington, D.C.

Palo Alto, California 94304	File No. 030031-0041

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to CV Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to an aggregate of 500,000 shares of common stock (the “Shares”), par value $0.001 per share, issuable under the CV Therapeutics, Inc. Employee Stock Purchase Plan, as amended (the “ESPP”). The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 30, 2008 (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein only as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the terms of the offering of the ESPP are determined by resolution of the Company’s Board of Directors, or a duly authorized committee thereof, in accordance with the ESPP, and upon execution, issuance and delivery of certificates representing the Shares (and notation of such issuance in the stock transfer records of the Company) and receipt of payment for such Shares in the manner contemplated by the ESPP in an amount in cash or other legal consideration of not less than the aggregate par value for such Shares, and assuming the Company completes all other actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the ESPP, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

July 30, 2008

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP